Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER, LLP]

Direct: 202-955-8500
Fax: 202-467-0539
www.gibsondunn.com

Client: C 98315-00006

February 27, 2013

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, MI 49351

Re:	Wolverine World Wide, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Wolverine World Wide, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the offer and sale by the Company of up to 8,435,081 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), available for issuance under the Wolverine World Wide, Inc. Stock Incentive Plan of 2013 (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full prior to such issuance. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that upon approval of the Plan by the Company’s stockholders, the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the

Wolverine World Wide, Inc.

February 27, 2013

Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER, LLP